Exhibit 99.1

For Immediate Release March 6, 2015	News Media: Ruben Rodriguez 202-624-6620 Financial Community: Douglas Bonawitz 202-624-6129

Stephen C. Beasley Elected to Boards of Directors

of WGL Holdings, Inc. and Washington Gas

WASHINGTON-- WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas and other energy-related subsidiaries, today announces the election of Mr. Stephen C. Beasley to the boards of directors of WGL Holdings and Washington Gas, effective March 3, 2015. With the election of Mr. Beasley, the number of directors for WGL Holdings and Washington Gas currently stands at 10.

“Mr. Beasley is a well known leader in the energy and natural gas industry. He brings a wealth of experience and knowledge to our company including a broad understanding of the world-wide energy grid,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings and Washington Gas. “We are delighted to have Mr. Beasley join our Board of Directors and look forward to his contributions.”

Mr. Beasley previously served as the President of El Paso Corporation’s Eastern Pipeline Group and was a member of El Paso Corporation’s Corporate Executive Committee. In this role, he was Chairman and President of Tennessee Gas Pipeline Company and ANR Pipeline Company, two of the largest and most complex natural gas transmission systems in the United States.

Mr. Beasley is currently serving on several corporate boards and previously served as an outside director on the Board of Directors for Williams Pipeline Partners L.P, Southern Union Company and C Sixty Inc.

He earned a Bachelor of Arts degree in Biology from The University of Texas at Austin, serves on several of The University of Texas System development and advisory boards. He is active in his community serving as Chair of The Brookwood Community and The Briarwood School in the Houston, Texas area.

About WGL:

WGL (NYSE-WGL), headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities in 32 states and the District of Columbia, WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL Energy delivers a full ecosystem of energy offerings including natural gas, electricity, green power, carbon reduction, distributed generation and energy efficiency provided by WGL Energy Services, Inc. (formerly Washington Gas Energy Services, Inc.), WGL Energy Systems, Inc. (formerly Washington Gas Energy Systems, Inc.) and WGSW, Inc. WGL provides options for natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy answers. Ask us. For more information, visit us at www.wgl.com.

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